EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December 22, 2004 by and between **TechnoConcepts, Inc.**, a Colorado corporation ("Employer"), and **Antonio Turgeon**, an individual ("Turgeon" or "Employee").

W I T N E S S E T H

WHEREAS, Employer desires to utilize Turgeon's capabilities to provide corporate direction and management services in support of commercialization of the Company's technology.

WHEREAS, Employer desires to employ Employee as President and CEO; and

WHEREAS, Employee desires to be employed by Employer in the manner provided for herein upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth the parties hereto agree as follows:

1. Employment of Employee: Employer hereby agrees to employ Employee, and Employee hereby agrees to be employed by Employer, upon the terms and subject to the conditions set forth herein. Employee shall serve the Company with authority regarding the management and supervision of the Company's affairs commensurate with his position, subject at all times to the Bylaws of the Company and the direction and control of the Company's Board of Directors and executive officers senior to Employee.

2. Term. The term of this Agreement shall commence on the execution hereof and expire three (3) years from such date which shall be deemed the "Term." Each 12-month period shall be referred to as the "Annual Period."

3. Duties. Employee hereby agrees that, throughout the period of his employment hereunder, he shall devote his business time, attention, knowledge and skills in an efficient, faithful and businesslike manner, diligently in furtherance of the business of Employer and of its subsidiaries and affiliates, performing the duties assigned to him by the Board of Directors of Employer consistent with his position and shall observe and carry out such rules and regulations, policies and directions as Employer may from time to time establish to the extent consistent herewith and shall conduct himself at all times during the term of this Agreement in a manner which does not damage or otherwise adversely reflect upon the business reputation and integrity of the Company.

4. Compensation. (a) Employee shall be paid a minimum of $240,000 for the first Annual Period. Employee shall be paid in accordance with the Company's

established payroll policy, subject to customary withholding and employment taxes. Employee's salary may be increased from time to time in the sole discretion of the Company's Board of Directors.

(b) Employee shall be entitled to participate, subject to any rules and conditions and applicable laws and regulations, in and receive the benefits of all pension, profit-sharing, deferred compensation, retirement, hospitalization, insurance, medical or dental or any other benefit plan or arrangement generally available to executive employees of Employer as may now or hereafter exist. Employee shall also be entitled to participate in or receive all other benefits and perquisites generally available to senior executives of Employer that may be in effect from time to time during the Employee's employment hereunder. Employer shall be under no obligation to institute or continue the existence of any such employee plan, benefit or perquisite. Employer may consider adopting a deferred compensation or retirement benefits plan, in which, upon adoption, Employee will be permitted to participate. Any such plans may be changed from time to time in the sole discretion of the Company.

(c) Notwithstanding the above, Company agrees to provide medical insurance to Employee, his spouse, and dependents. Such medical insurance shall be equivalent to, or better than, a standard 80/20 Preferred Provider Organization ("PPO") Plan. Coverage shall commence as soon as practical upon execution of this Agreement and shall continue throughout the term of this Agreement.

(d) Subject to the provisions of applicable law, Company agrees to advance lease payments for up to 36 months, for an automobile for Employee's use. Employee shall reimburse Employer via monthly deductions from Employee's compensation.

5. **Expenses.** Employer shall reimburse Employee, promptly upon presentation of receipts or vouchers thereof, for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of Employer, in accordance with policies of Employer or in accordance with such practices as may hereafter be changed from time to time by the Company.

6. **Paid Time Off.** During the term of Employee's employment hereunder, Employee shall be entitled to twenty (20) days annually of paid vacation and sick days ("PTO") in accordance with the Company's then vacation and sick days policies, practices and procedures. Such 20 days of PTO shall accrue monthly each year. The maximum number of days of PTO which Employee shall be entitled to accrue during the term of Employee's employment hereunder shall be 25 days.

7. **Employee's Representations.** Employee warrants and represents to Employer as follows: Employee is free to enter into this employment agreement and to perform each of the provisions herein; Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this employment agreement, and that employee's execution and performance of this agreement is not a violation or breach of any agreement between Employee and any other person or entity. Employee further represents and warrants to Employer that all right, title and interest in all Intellectual Property, including copyrights, trade secrets, trademarks, integrated

circuits, patents or other proprietary rights, conceived, discovered or developed by Employee since the inception of TechnoConcepts have either already been, or will be, assigned and conveyed to TechnoConcepts on or before the effective date of this Agreement.

8. Nondisclosure of Confidential Information; Ownership of Intellectual Property Rights ; Non Competition ; Covenant not to compete.

(a) Nondisclosure of Confidential Information. During the term of this Employment Agreement and at all times thereafter, Employee will keep confidential and will not directly or indirectly divulge to anyone nor use or otherwise appropriate for Employee's own benefit, or on behalf of any other person, firm, partnership or corporation by whom Employee might subsequently be employed or otherwise associated or affiliated with, any Confidential Information (as defined herein). For this purpose, "Confidential Information" means any and all trade secrets or other confidential information of any kind, nature or description relating to the business of Employer provided that such information is not and does not in the future become known or available to third parties or general economic trade information known to the industry, both of which does not arise as a result of a disclosure by Employee or his agents.

(b) Employer Materials. All reports and analysis, designs, drawings, contracts, contractual arrangements, specifications, computer software, computer hardware and other equipment, computer printouts, computer discs, documents, memoranda, notebooks, correspondence, files, lists or other records, and the like, and all photocopies or other reproductions thereof, relating to the business of Employer which Employee shall prepare, use, construct, observe, possess, or control, except Employee copies of all such documents which pertain to Employee ("Employee Materials"), shall be and remain the sole property of Employer. Upon termination of this Employment Agreement, Employee shall deliver promptly to Employer all such Employer Materials.

(c) Employee Acknowledgement. Employee acknowledges that in the event he creates or invents any products or technology or improves any existing products or technology of the Employer during the term of this agreement, that all copyrights, trade secrets, trademarks, integrated circuits, patents or other proprietary rights shall be the exclusive property of the Employer. Employee agrees to execute any documents required to confirm Employer's ownership of all rights in and to any inventions of the Employer. Employee agrees not to challenge Employer's ownership of any such invention or the validity of any of Employer's patents or other rights relating to such inventions.

(d) Certain Restrictions on Business Activities. During the term of this Employment Agreement, Employee agrees that (1) He will not, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person or other entity

providing services and / or products or a combination thereof which directly or indirectly compete with Employer's business, and he will not undertake planning for any organization of any business activity directly competitive with Employer's business, except for the period after notice of non-renewal of Employee's employment, or combine or conspire with other employees or representatives of Employer's business for the purpose of organizing any such competitive activity, except for the purchase of less than four (4%) of the stock of any publicly traded company which is not affiliated with Employer, (2) During the term of this agreement and one year thereafter, he will not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor or otherwise) by Employer to terminate his employment or engagement.

(e) Covenant not to compete. Employee covenants and agrees that, if employee's employment with employer is terminated other than by Employer without cause (as defined herein) at any time, for a period of one (1) year after the date of such termination, Employee will not engage or be engaged, in any capacity directly or indirectly, including but not limited as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a four (4%) equity interest in any enterprise whose securities are publicly traded) in any business entity doing business in the United States engaged in direct competition with the business conducted by Employer on the date of termination. This covenant not to compete shall survive the termination or expiration of the other provisions of this Employment Agreement. If any court determines that this covenant not to compete or any part thereof, is unenforceable because of the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

(f) Severability. Employee agrees, in the event that any provision of this section 8 or any word, phrase, clause, sentence or other portion thereof shall be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this section 8 as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions thereof shall not be effected thereby and shall remain valid and enforceable to the fullest extent permitted under applicable laws. A waiver of any breach of the provisions of this section 8 shall not be construed as a waiver of any subsequent breach of the same or any other provision.

9. Termination

(a) Termination by Employer

(1) Employer may terminate this agreement upon written notice for cause. For purposes hereof, " cause " shall mean (A) Engaging by the Employee in conduct that constitutes activity in direct competition with Employer's businesses; (B) the conviction of Employee for the violation of law involving moral turpitude or a felony; (C) the repeated or habitual abuse of alcohol or controlled substances while performing any of

Employee's normal duties or responsibilities on behalf of the Company; (D) deliberate actions taken by Employee to the material detriment of Employer; (E) embezzling any property belonging to the Company or willfully injuring the Company or any of the Company's tangible or intangible property; (F) engaging in other willful misconduct in the performance of Employee's normal duties or responsibilities on behalf of the Company, which other willful misconduct shall have materially and adversely affected the business or reputation of the Company; (G) Failure to diligently and competently carry out his duties hereunder as determined by Employer's Board of Directors and/ or (H) willful breach of a material term of this Agreement. Employer may not terminate Employee's employment under this agreement unless Employee shall have first received notice from the Board advising Employee of such acts or omissions alleged to constitute cause, and reasonable opportunity (at least 20 days from the date Employee receives the notice from the Board) to correct the acts or omissions as complained of.

(2) In the event that during the term of his employment, Employee shall become Disabled (as that term is defined herein), Employer may terminate this Agreement and Employee's employment hereunder at any time upon 10 days notice to Employee and Employee shall be entitled to receive disability payments during the remainder of his agreement at a rate equal to (1/2) one half of the rate of the base salary as provided in section 4(a) to which he was theretofore entitled, payable in equal installments no less frequently than monthly. For the purposes of this Agreement, Employee shall be deemed to have become disabled when by reason of his physical or mental incapacity, Employee shall not perform his duties hereunder for a period of four (4) consecutive months or an aggregate of 120 days in a any consecutive period of six months. Any proceeds of Disability Insurance policies or plans maintained by Employer, in addition to the contributory state mandated minimum coverage policy, for the benefit of Employee shall be paid to Employee and shall reduce on a dollar for dollar basis the obligations of Employer under this section 9.

(3) This Employment Agreement and Employer's obligations hereunder shall terminate upon Employee's death. Upon termination for death, Employer shall continue to pay the compensation payments pursuant to section 4 (a) to the surviving spouse of Employee (or if there is none to Employee's estate) for the succeeding (6) six months.

(b) Termination by Employee. Employee shall have the right to terminate his employment at any time for any reason which will breach this Agreement in which case Employer shall have no obligation to Employee except as provided herein. Employee may also terminate his employment for good reason in accordance with this Agreement upon 30 days notice to Employer given within 90 days following the occurrence of any of the following events:

(1) Employer acts to materially reduce Employee's duties and responsibilities hereunder, excluding any isolated, insubstantial or inadvertent action not taken in bad faith by the Company which was promptly remedied by the Company after receipt of notice by Employee;

(2) A reduction in Employee's rate of base compensation, or material reduction in

Employee's other benefits; or

(3) A Material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer.

If Employer shall terminate Employee's employment other than due to his death or disability or for cause (as defined in section 9 (a) 1 of this Agreement), or if Employee shall terminate this Agreement for good reason under section 9 (b), Employee shall continue to be entitled to receive all amounts provided for by section 4 regardless of the amount of compensation he may earn with respect to any other employment he may obtain for the remainder of the Term as it may be extended from time to time.

10. Entire Agreement This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of this date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other provision. This Agreement may not be amended except by an Agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights. Specifically, execution of this Agreement by Employee shall not be deemed as a waiver of rights under employment agreements with TechnoConcepts, Inc. executed previous to this Agreement.

11. Assignment. The parties acknowledge that this Agreement constitutes a personal contract with Employee. This Agreement shall not be assigned to other parties provided however that Employer may assign this Agreement to an Entity which acquires all or substantially all of Employer's business.

12. Governing Law This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of California.

13. Notices All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when (a) delivered by hand; (b) sent by telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or (c) received by the addressee as sent by express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:

If to Employer:

TechnoConcepts, Inc.
15531 Cabrito Road

Van Nuys, CA 91406
Attention: President
Telephone: (818) 988-7916

If to the Employee:

Antonio Turgeon

Tel:

15. Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not effect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, hereafter declared invalid.

16. No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

17. Disputes. The parties agree that any and all disputes, claims or controversies arising out of or relating to the Employee's employment by the Company shall be submitted to JAMS/Endispute or a similar dispute resolution service (as may be agreed by the parties), for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS/Endispute, or its successor, for final and binding arbitration.

(a) Mediation. Either party may commence mediation by providing to JAMS/Endispute and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The mediation will be conducted in accordance with the provisions of JAMS/Endispute's "Employment Mediation/Arbitration Rules" in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS/Endispute and with one another in selecting a mediator from JAMS/Endispute's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS/Endispute employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the

parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(b) Arbitration. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The parties will cooperate with JAMS/Endispute and with one another in selecting an arbitrator from JAMS/Endispute's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith. The Company shall bear the fees and costs of the arbitration proceeding, but each party shall bear its own attorneys' fees. Both parties are entitled to be represented by counsel at the arbitration hearing and the rights and remedies otherwise available to the parties, if established, under applicable federal, state or local law, shall remain available in the arbitration proceeding. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney's fees, to be paid by the party against whom enforcement is ordered.

(c) Waiver of Right to Litigate in Court. By agreeing to have all disputes, claims or controversies arising out of or relating to Employee's employment resolved through the arbitration, Employee acknowledges his understanding that he is giving up any rights he might possess to have those matters litigated in a court or jury trial, including the right to judicial discovery and appeal except to the extent that they are specifically required by law. Employee acknowledges his understanding that if he refuses to submit a claim to arbitration after agreeing to this provision, he may be compelled to arbitrate under federal or state law. Employee represents that he has read and understood the foregoing and agrees to submission of all disputes, claims or controversies arising out of or relating to this Agreement to neutral arbitration in accordance with this Section. Employee acknowledges and represents that his agreement to this arbitration provision is voluntary.

18. Attorney's Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of this Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

"Company"	"Employee"
TECHNOCONCEPTS, INC.	Antonio Turgeon
By:	
Antonio Turgeon, Chairman	Antonio Turgeon, an individual